EXHIBIT 2
Strictly Confidential
June 18, 2009
Malcolm I. Glazer Family Limited Partnership
270 Commerce Drive
Rochester, New York 14623
Attention: Mr. Avram A. Glazer
Harbinger Capital Partners Master Fund I, Ltd.
c/o Harbinger Capital Partners LLC
555 Madison Avenue, 16th Floor, New York, NY 10022
Attention: General Counsel
Global Opportunities Breakaway Ltd.
c/o Global Opportunities Breakaway Management, L.P.
555 Madison Avenue, 16th Floor, New York, NY 10022
Attention: General Counsel
Harbinger Capital Partners Special Situations Fund, L.P.
c/o Harbinger Capital Partners Special Situations GP, L.L.C.
555 Madison Avenue, 16th Floor, New York, NY 10022
Attention: General Counsel
Re: Introductory Services
1. Introductory Services. This agreement (this “Agreement”) will confirm the arrangements under which Jefferies High Yield Trading, LLC (“Jefferies”) has provided introductory services to Malcolm I. Glazer Family Limited Partnership and certain members of the Glazer family (“collectively, Glazer”) and Harbinger Capital Partners Master Fund I, Ltd. (“HCPMF”), Harbinger Capital Partners Special Situations Fund, L.P. (“HCPSSF”), and Global Opportunities Breakaway Ltd. (“Breakaway,” together with HCPMF and HCPSSF, “Harbinger”) in connection with a potential transaction between Glazer and Harbinger, and/or their respective affiliates, involving the acquisition by Harbinger, or its affiliates, of a majority of the outstanding shares of common stock of Zapata Corporation held by Glazer, or its affiliates, at a purchase price of $7.50 per share, or such other price agreed to by Glazer and Harbinger (the “Transaction”), payable to Glazer, or its affiliates, pursuant to definitive documentation governing the Transaction (the “Transaction Documents”). It is expressly understood and agreed that Jefferies will not assist Glazer and Harbinger in negotiating terms of the proposed Transaction, preparing financial analysis or taking other actions that would be consistent with the activities of a financing advisor or otherwise.
2. References to Jefferies. Each of Glazer and Harbinger agree that, without Jefferies’ prior written consent, it will not make any reference to Jefferies in connection with the proposed Transaction, other than in the Transaction Documents or as required by law or regulation (after providing Jefferies a reasonable opportunity to review and comment).

Malcolm I. Glazer Family Limited Partnership
Harbinger Capital Partners Master Fund I, Ltd.
Global Opportunities Breakaway Ltd.
Harbinger Capital Partners Special Situations Fund, L.P.
June 18, 2009

3. Compensation. Upon consummation of the Transaction at any time, each of Glazer and Harbinger agrees that it will pay Jefferies $500,000 (for a total of $1,000,000), which shall constitute the total compensation due to Jefferies in connection with the Transaction. The obligations under this paragraph 3 are several and not joint obligations of Glazer and Harbinger.
4. Indemnification, etc. As further consideration under this Agreement, each of Glazer and Harbinger shall indemnify and hold harmless Jefferies, its affiliates and its and their respective officers, directors and employees (each, an “Indemnified Person”) with respect to any losses an Indemnified Person suffers (including, without limitation reasonable attorney’s fees in connection with defending any claim or potential claim) relating out of or in connection with the Transaction, other than to the extent any such losses that are finally judicially determined to have resulted solely from the Indemnified Person’s gross negligence or willful misconduct.
5. Termination. Jefferies’ engagement hereunder will continue until terminated by either party by written notice to the other. For the avoidance of doubt, the obligations under Sections 2, 3, 4, 6, 7 and 8 shall survive the termination of this Agreement indefinitely.
6. Disclaimers.
(a) The Company acknowledges that Jefferies’ parent, Jefferies Group, Inc. (collectively with its subsidiaries and affiliates, the “Jefferies Group”) is a full service financial institution engaged in a wide range of investment banking and other activities (including investment management, corporate finance, securities issuing, trading and research and brokerage activities) from which conflicting interests, or duties, may arise. Information that is held elsewhere within the Jefferies Group, but of which none of the individuals in Jefferies’ investment banking department involved in providing the services contemplated by this Agreement actually has (or without breach of internal procedures can properly obtain) knowledge, will not for any purpose be taken into account in determining Jefferies’ responsibilities under this Agreement. Neither Jefferies nor any other part of the Jefferies Group will have any duty to disclose to either Glazer or Harbinger or utilize for their benefit any non-public information acquired in the course of providing services to any other person, engaging in any transaction (on its own account or otherwise) or otherwise carrying on its business. In addition, in the ordinary course of business, the Jefferies Group may trade the securities of Glazer and Harbinger and their affiliates for its own account and for the accounts of customers, and may at any time hold a long or short position in such securities. Jefferies recognizes its responsibility for compliance with federal securities laws in connection with such activities. Further, from time to time Jefferies’ research department may publish research reports or other materials, the substance and/or timing of which may conflict with the views or advice of the members of Jefferies’ investment banking department, and may have an adverse effect on the interests of Glazer and Harbinger in connection with the Transaction or otherwise. Jefferies’ investment banking department is managed separately from its research department, and does not have the ability to prevent such occurrences.

Malcolm I. Glazer Family Limited Partnership
Harbinger Capital Partners Master Fund I, Ltd.
Global Opportunities Breakaway Ltd.
Harbinger Capital Partners Special Situations Fund, L.P.
June 18, 2009

(b) Jefferies acknowledges and agrees that it shall have no authority, right or power to make any agreements, undertakings or representations or warranties on behalf of Glazer or Harbinger and that it is not an agent of either Glazer or Harbinger. Jefferies further acknowledges that neither Glazer nor Harbinger shall have any obligation to enter into any agreement with each other concerning a Transaction.
7. Arbitration. The parties agree that any dispute, claim or controversy directly or indirectly relating to or arising out of this Agreement, the termination or validity hereof, any alleged breach of this Agreement or the engagement contemplated hereby (any of the foregoing, a “Claim”) shall be submitted to JAMS, or its successor, in New York, New York, for final and binding arbitration in front of a panel of one arbitrator with JAMS in New York, New York under the JAMS Comprehensive Arbitration Rules and Procedures. The arbitrator shall, in its award, allocate all of the costs of the arbitration, including the fees of the arbitrators and the reasonable attorneys’ fees of the prevailing party, against the party who did not prevail. The award in the arbitration shall be final and binding. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§1–16, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. Each of Glazer, Harbinger and Jefferies agree and consent to personal jurisdiction, service of process and venue in any federal or state court within the State and County of New York in connection with any action brought to enforce an award in arbitration.
8. Miscellaneous. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and may not be amended or modified except in writing signed by each party hereto. This Agreement may not be assigned by either party hereto without the prior written consent of the other, to be given in the sole discretion of the party from whom such consent is being requested. Any attempted assignment of this Agreement made without such consent shall be void and of no effect, at the option of the non-assigning party. This Agreement is solely for the benefit of the Glazer, Harbinger and Jefferies and no other person shall acquire or have any rights under or by virtue of this Agreement. If any provision hereof shall be held by a court of competent jurisdiction to be invalid, void or unenforceable in any respect, or against public policy, such determination shall not affect such provision in any other respect nor any other provision hereof. Each of Glazer, Harbinger and Jefferies shall endeavor in good faith negotiations to replace the invalid, void or unenforceable provisions. Headings used herein are for convenience of reference only and shall not affect the interpretation or construction of this Agreement. This Agreement may be executed in facsimile counterparts, each of which will be deemed to be an original and all of which together will be deemed to be one and the same document. Notice given pursuant to any of the provisions of this Agreement shall be in writing and shall be mailed or delivered (a) if to the Glazer or Harbinger, at the addresses set forth above, and (b) if to Jefferies, at 520 Madison Avenue, 12th Floor, New York, New York 10022, Attention: General Counsel. All payments to be made to Jefferies hereunder shall be made in cash by wire transfer of immediately available U.S. funds. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York. Jefferies hereby notifies Glazer and Harbinger that pursuant to the requirements of the USA PATRIOT Act (the “Patriot Act”), it is required to obtain, verify and record information that identifies Glazer and Harbinger in a manner that satisfies the requirements of the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act.

Malcolm I. Glazer Family Limited Partnership
Harbinger Capital Partners Master Fund I, Ltd.
Global Opportunities Breakaway Ltd.
Harbinger Capital Partners Special Situations Fund, L.P.
June 18, 2009

Please sign and return an original and one copy of this letter to the undersigned to indicate your acceptance of the terms set forth herein, whereupon this letter and your acceptance shall constitute a binding agreement among Glazer, Harbinger and Jefferies as of the date first above written.

Sincerely, JEFFERIES HIGH YIELD TRADING, LLC
By:
Name:
Title:

Malcolm I. Glazer Family Limited Partnership
Harbinger Capital Partners Master Fund I, Ltd.
Global Opportunities Breakaway Ltd.
Harbinger Capital Partners Special Situations Fund, L.P.
June 18, 2009

Accepted and Agreed:

MALCOLM I. GLAZER FAMILY LIMITED PARTNERSHIP

By: Malcolm I. Glazer, G.P., Inc.

By:	/s/ Linda Glazer
	Name:	Linda Glazer
	Title:	President

HARBINGER CAPITAL PARTNERS MASTER FUND I, LTD.

By: Harbinger Capital Partners LLC, its investment manager

By:	/s/ Philip A. Falcone
	Name:	Philip A. Falcone
	Title:	Senior Managing Director

HARBINGER CAPITAL PARTNERS SPECIAL SITUATIONS FUND, L.P.

By: Harbinger Capital Partners Special Situations GP, LLC, its general partner

By:	/s/ Philip A. Falcone
	Name:	Philip A. Falcone
	Title:	Senior Managing Director

GLOBAL OPPORTUNITIES BREAKAWAY LTD.

By: Global Opportunities Breakaway Management, L.P., its investment manager

By:	/s/ Philip A. Falcone
	Name:	Philip A. Falcone
	Title:	Senior Managing Director